Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
(312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Reports Second Quarter Financial Results
Irvine, Calif. — August 7, 2008 — IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the quarter ended June 30, 2008. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Total revenues for the quarter were $0.1 million, and net loss was $0.4 million or $0.02 per share. Results for the quarter included the effects of $5.7 million in contract settlement income received from sanofi-aventis in connection with the termination of its participation in the UVIDEM development program in December 2007, and classified as a reduction of expense in the Company’s statement of operations, and a negative $0.5 million in non-cash interest expense to record the net decrease in the fair value of warrants issued in connection with the Company’s February and June 2007 financings. Cash and cash equivalents was $23.2 million as of June 30, 2008 compared to $22.4 million as of March 31, 2008, and $28.4 million on December 31, 2007. The increase in cash and cash equivalents between March 31 and June 30, 2008 was due to the $8.1 million (5.2 million euros) the Company received in April under the settlement agreement with sanofi-aventis, partially offset by cash used for operating expenses. The Company believes it has adequate cash resources to support its operations into the first half of 2009 based on its current development and operating plans. The Company continues to evaluate strategic alternatives, which may include seeking strategic partners, a merger and/or the sale of all or part of its operations and assets.
“In the second quarter we continued to move forward in the European regulatory review process with our lead product candidate L-MTP-PE, while aggressively reducing our cash burn and expenses,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “Following the June meeting of the European Committee for Medicinal Products for Human Use (CHMP), the Committee requested additional data analyses from the Phase 3 L-MTP-PE trial. We believe that the additional data analyses requested further confirm the overall survival benefit of L-MTP-PE and we will provide this information as part of our comprehensive response to the CHMP at the end of August.”
Mr. Walbert continued, “During the second quarter we also completed the closure of our Paris, France operations and I would personally like to thank all of the former employees at that site for their years of dedicated service to the Company.”

Quarter Ended June 30, 2008
Total revenues in the quarter ended June 30, 2008 were $0.1 million, compared to total revenues of $3.1 million for the three months ended June 30, 2007. Substantially all of the revenues for the three months ended June 30, 2007 were derived from research and development activities under our collaboration agreement with sanofi-aventis for the UVIDEM program. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, no further such revenues related to UVIDEM were recognized after the first quarter of 2008.
Research and development (R&D) expenses decreased to $3.2 million for the three months ended June 30, 2008 from $5.4 million for the three months ended June 30, 2007. The decrease was primarily due to a $2.2 million reduction in spending related to clinical development of UVIDEM, which we placed on hold in December 2007 following sanofi-aventis’ decision to discontinue its participation in the development program, and $0.3 million in savings due to the closing of our Paris, France facility, partially offset by $0.2 million in increased expense on L-MTP-PE related to regulatory filings and manufacturing of L-MTP-PE.
Selling, marketing, general and administrative (SG&A) expenses were $2.3 million and $3.9 million for the three months ended June 30, 2008 and 2007, respectively. The expenses in 2007 included $0.8 million in severance benefits for the Company’s former CEO and $0.5 million in increased spending on finance-related consultants compared to the 2008 period. Expenses for 2008 were also lower due to $0.3 million in savings from the closing of the Paris, France facility.
Restructuring expenses were $1.2 million for the three months ended June 30, 2008, which included $0.9 million of severance benefits and $0.3 million of shutdown costs related to the closing of our facility in Paris, France.
Interest income for the three months ended June 30, 2008 and 2007 was $0.2 million.
Interest expense for the three months ended June 30, 2008 and 2007 was a negative non-cash expense of $0.5 million and $0.4 million, respectively, to record the net decrease in the fair value of warrants issued in connection with the Company’s February and June 2007 financings.
For the three months ended June 30, 2008, the Company recorded a foreign exchange gain of $32,000 compared to a loss of $0.1 million for the three months ended June 30, 2007 in connection with the inter-company loan between its subsidiaries. The gain in 2008 was due to the decrease in the exchange rate between the dollar and the euro during the quarter ended June 30, 2008 and a lower inter-company loan balance, compared to an increase in the exchange rate between the dollar and euro during the quarter ended June 30, 2007.
Net loss for the quarter ended June 30, 2008 was $0.4 million, or $0.02 per basic and diluted share, compared to a net loss of $5.8 million, or $0.32 per share in the corresponding period in 2007.
Six Months Ended June 30, 2008
Total revenues were $2.5 million in the six months ended June 30, 2008, compared $6.0 million for the six months ended June 30, 2007. Substantially all of the revenues for both periods were derived from research and development activities under our collaboration agreement with sanofi-aventis for the UVIDEM program. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, no further such revenues related to UVIDEM were recognized after the first quarter of 2008.
Research and development (R&D) expenses decreased to $7.1 million for the six months ended June 30, 2008 from $10.7 million for the six months ended June 30, 2007. The decrease was primarily due to a $3.0 million reduction in spending related to clinical development of UVIDEM after we placed development on hold in December 2007, and $1.0 million in savings resulting from lower headcount and closing of the Company’s Paris facilities, partially offset by $0.7 million in increased expense on L-MTP-PE related to regulatory filings and manufacturing of L-MTP-PE.
Selling, marketing, general and administrative (SG&A) expenses were $5.0 million and $6.9 million for the six months ended June 30, 2008 and 2007, respectively. The expenses in 2007 included $0.5 million in fees paid to an investment advisor in relation to the $12.9 million private equity financing completed in February 2007, $0.8 million in severance benefits for the Company’s former CEO and $0.4 million in increased spending on finance-related consultants compared to the 2008 period. Expenses for 2008 were also lower due to $0.6 million in savings from the closing of the Paris, France facility, partially offset by $0.3 million in additional compensation related to retention programs.
Restructuring expenses were $3.8 million for the six months ended June 30, 2008, which included $3.2 million of severance benefits and $0.6 million of shutdown costs related to the closing of our facility in Paris, France.
Interest income for the six months ended June 30, 2008 and 2007 was $0.5 million and $0.3 million, respectively. Higher interest income in 2008 was the result of higher cash investment balances due to the February and June 2007 financings.
Interest expense for the six months ended June 30, 2008 and 2007 was $4.3 million and negative $0.1 million, respectively, substantially all of which is a non-cash interest expense to record the net change in the fair value of warrants issued in connection with the February and June 2007 financings. The increase in the fair value during the 2008 period is primarily due to the increase in our stock price and higher estimated volatility.
For the six months ended June 30, 2008, the Company recorded a foreign exchange loss in connection with the inter-company loan between its subsidiaries of $0.8 million, compared to a foreign exchange loss of $0.5 million for the six months ended June 30, 2007. The higher loss in 2008 was due to the increase in the exchange rate between the dollar and the euro during the six months ended June 30, 2008, partially offset by a lower inter-company loan balance, compared to a smaller increase in the exchange rate between the dollar and euro during the six months ended June 30, 2007.
Net loss for the six months ended June 30, 2008 was $12.5 million, or $0.50 per basic and diluted share, compared to a net loss of $11.8 million, or $0.70 per share in the corresponding period in 2007.
Update on L-MTP-PE Regulatory Status
In January 2008, the Company announced that, following presentation of data at an oral explanation hearing before the CHMP, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock-stop, or time extension. The clock-stop allowed IDM Pharma additional time to respond to remaining questions regarding the Marketing Authorization Application (MAA). At that time, the CHMP requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company was required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC).
In April 2008, the European regulatory authorities conducted an inspection of the Children’s Oncology Group (COG) to assess the quality of the overall survival data from the 2006 confirmatory database included in the Company’s applications for regulatory approval, and to review Good Clinical Practice (GCP) compliance of the COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.

Following the GCP inspection in April and the June CHMP meeting, the CHMP requested that the Company provide additional data analyses from the Phase 3 L-MTP-PE trial (INT-0133), in addition to responding to the remaining CMC questions. The Company believes that the additional data analyses requested further confirm the overall survival benefit of L-MTP-PE seen in the data analyses previously provided.
The Company expects to receive a final opinion from the CHMP in September or October and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended NDA in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the United States, the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s plans to address the remaining questions with respect to the MAA during the clock-stop granted by the CHMP and to provide the additional data analysis requested by the CHMP after its June meeting, the belief that the additional data analyses requested further confirm the overall survival benefit of L-MTP-PE seen in the data analyses previously provided, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to respond to the remaining issues with regard to the MAA, including verification of data quality, additional data analysis and CMC items, to the satisfaction of the CHMP, whether the CHMP will ask the Company for further information at or following the September 2008 meeting to address remaining or additional issues with regard to the MAA, which would delay the timing of a final opinion from the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues:
Related party revenue	$—	$3,078,000	$2,401,000	$5,881,000
Research grants and contract revenue	52,000	30,000	52,000	55,000
License fees, milestones and other revenues	3,000	10,000	7,000	20,000

Total revenues	$55,000	$3,118,000	$2,460,000	$5,956,000

Costs and expenses:
Research and development	3,236,000	5,437,000	7,138,000	10,698,000
Selling and marketing	86,000	96,000	236,000	202,000
General and administrative	2,223,000	3,790,000	4,814,000	6,739,000
Restructuring expense	1,187,000	—	3,763,000	—
Contract settlement income from related party	(5,652,000)	—	(5,652,000)	—

Total costs and expenses	1,080,000	9,323,000	10,299,000	17,639,000

Loss from operations	(1,025,000)	(6,205,000)	(7,839,000)	(11,683,000)

Interest income	212,000	223,000	450,000	336,000
Interest expense related to warrants	458,000	352,000	(4,270,000)	106,000
Foreign exchange gain (loss)	32,000	(149,000)	(820,000)	(462,000)

Loss before income tax	(323,000)	(5,779,000)	(12,479,000)	(11,703,000)
Income tax expense	(65,000)	(56,000)	(45,000)	(100,000)

Net loss	$(388,000)	$(5,835,000)	$(12,524,000)	$(11,803,000)

Weighted average number of shares outstanding	25,200,303	18,428,528	25,181,539	16,932,966

Basic and diluted loss per share	$(0.02)	$(0.32)	$(0.50)	$(0.70)

Comprehensive loss:
Net loss	$(388,000)	$(5,835,000)	$(12,524,000)	$(11,803,000)
Other comprehensive (loss) gain	(28,000)	211,000	1,394,000	544,000

	$(416,000)	$(5,624,000)	$(11,130,000)	$(11,259,000)

See accompanying notes to the Condensed Consolidated Financial Statements.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$23,197,000	$28,382,000
Other current assets	1,549,000	4,786,000

Total current assets	24,746,000	33,168,000

Property and equipment, net	370,000	513,000
Patents, trademarks and other licenses, net	3,350,000	2,734,000
Goodwill	2,812,000	2,812,000
Other long-term assets	808,000	832,000

Total Assets	$32,086,000	$40,059,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$4,720,000	$450,000
Other current liabilities	10,147,000	11,712,000
Other liabilities	1,279,000	1,874,000
Stockholders’ equity	15,940,000	26,023,000

Total liabilities and stockholders’ equity	$32,086,000	$40,059,000